HEARTLAND GROUP, INC.
FORM N-SAR: JUNE 30, 2001
EXHIBITS


TRANSMITTAL LETTER

VIA EDGAR

Securities and Exchange Commission
RE:  Form N-SAR
        June 30, 2001

Ladies and Gentleman:

Attached for filing herewith is the Form N-Sar for Heartland
Group, Inc.  This form is being filed solely for the series of the Registrant designated as Heartland Select Value Fund,
Heartland Value Plus Fund, Heartland Value Fund and
Heartland Wisconsin Tax Free Fund.

The other series, designated as the Heartland Taxable Short
 Duration Municipal Fund, Heartland Short Duration High-Yield Municipal Fund, and the Heartland High-Yield Municipal
 Bond Fund, were placed into Receivership on March 21, 2001, are not included in this filing.

By (Signature and Title)* /s/ Nicole J. Best
                                         Nicole J. Best
            Treasurer & Principal Accounting Officer



SUB-ITEM 77D

POLICIES WITH RESPECT TO SECURITY INVESTMENTS

	The following changes were made to the investment policies of the series ("Funds") of the registrant identified below effective May 1, 2001.

1. Heartland Value Plus Fund.
Disclosure of the Fund's principal investment strategies
 was modified as shown below to (a) increase the market capitalization of the companies in which it generally invests from $750 million to $2 billion and (b)
 to reflect the fact that the Fund will pursue that portion of its investment objective relating to current income by investing in income-producing equity securities, but it does not currently intend to invest meaningfully in debt securities to pursue its investment objective. "Although it may invest in securities of larger companies, the Fund generally invests in companies with market capitalizations of less than $2 billion. The Fund seeks to reduce the risks associated with investing in small companies by emphasizing income-producing equity securities."

The Fund also added the following statement to disclosure describing its principal investment risks. "The Fund invests in fewer stocks (currently 25 to 35) than other equity mutual funds. Therefore, the appreciation or depreciation of any single holding may have a more pronounced effect on the Fund's net asset value and performance than would be the case if it held more positions.
  This may increase the volatility of the Fund's share price and investment return."

2. Select Value Fund.
The Fund added the following statement to disclosure describing its principal investment risks. "The Fund invests in fewer stocks (currently 25 to 35) than other equity mutual funds. Therefore, the appreciation or depreciation of any single holding may have a more pronounced effect on the Fund's net asset value and performance than would be the case if it held more positions. This may increase the volatility of the Fund's share price and investment return."

3. Value Fund.
Disclosure of the Fund's principal investment strategies was modified as shown below to increase the market capitalization of the companies in which it generally invests from $750 million to $1 billion. "The Value Fund invests primarily in common stocks of companies with market capitalizations of less than $1 billion selected on a value basis, and may select a significant portion of its assets in companies with market capitalizations of less than $250 million."




						SUB-ITEM 77E
LEGAL PROCEEDINGS

Beginning in late October 2000, Heartland Group, Inc.
("Heartland Group"), the Heartland High-Yield Municipal
 Bond Fund and the Heartland Short Duration High-Yield
 Municipal Fund (two series of Heartland Group which are hereinafter referred to as the "High-Yield Funds"), as well as other entities and individuals, including Heartland Advisors, Inc., investment adviser for Heartland Group (the "Advisor") were named as defendants in a number of related actions brought by shareholders of the High-Yield Funds, which have since been consolidated into a single action. A consolidated complaint had not been filed as of June 30, 2001. However, the original complaints alleged, among other things, that the information concerning the High-Yield Funds contained in Heartland
Group's prospectus and other disclosures were false and misleading in that they overstated the High-Yield Funds' net asset values and performance and understated the risks associated with investing in the High-Yield Funds. They also alleged that persons who purchased shares of the High-Yield
 Funds during the class period suffered unspecified damages, and sought recovery from Heartland Group, the High-Yield
Funds, and the other defendants.  Several plaintiffs contended that Heartland Group as a whole, including all of the Funds, were responsible for such alleged damages. Heartland
Group intends to vigorously defend against such actions.
Because of the very preliminary stage of the litigation, the ultimate determination cannot be predicted, including the amount of any award, the entities, series or individuals that ultimately may be required to pay such award, if any, or the timing of such determination.

In connection with the litigation and matters related to the High-Yield Funds, Heartland Advisors, Inc. has paid $496,885 for legal services rendered to Heartland Group, Inc. These fees were not allocated to the Funds.